UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
(Name of Registrant as Specified In Its Charter)

AB Value Partners, LP AB Value Management LLC Andrew T. Berger Bradley L. Radoff Mary Bradley CORRENE LOEFFLER
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, Bradley L. Radoff and the other participants named herein (collectively, the “AB Value-Radoff Group”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”).

On July 14, 2022, the AB Value-Radoff Group issued the following press release and open letter to stockholders of the Company:

AB Value-Radoff Group Files Definitive Proxy and Issues Letter to Stockholders of Rocky Mountain Chocolate Factory

Believes the Board Has Allowed Chair Jeffrey R. Geygan to Assume Effective Control of the Company, Resulting in Dysfunctional Governance and Continued Underperformance

Contends the Board Needs Additional Industry Expertise and Diverse, Independent Perspectives to Effectively Oversee the Recently Appointed Management Team

Urges Fellow Stockholders to Vote on BLUE Proxy Card to Elect Mary Bradley and Correne Loeffler to the Company’s Board at the 2022 Annual Meeting – Only Stockholders’ Latest-Dated Vote Counts

WESTFIELD, N.J.—(BUSINESS WIRE)—AB Value Management LLC and Bradley L. Radoff (together with their affiliates, the “AB Value-Radoff Group” or “we”), who own approximately 17.6% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (“Rocky Mountain” or the “Company”), today announced that they have filed a definitive proxy statement with the U.S. Securities and Exchange Commission and mailed the proxy statement and a BLUE proxy card to Rocky Mountain stockholders in connection with the Company’s 2022 Annual Meeting of Stockholders (the "Annual Meeting") scheduled for August 18. The AB Value-Radoff Group has nominated two highly qualified and independent candidates – Mary Bradley and Correne Loeffler – for election to the Board of Directors (the “Board”) at the Annual Meeting. Ms. Bradley and Ms. Loeffler collectively possess considerable experience in franchising, chocolate retail operations, finance and other areas of relevance to Rocky Mountain. In addition, the AB Value-Radoff Group issued the following letter:

Fellow Stockholder,

The AB Value-Radoff Group holds approximately 17.6% of Rocky Mountain, signaling our strong alignment with you and all of the Company’s stakeholders. We firmly believe Rocky Mountain can fulfill its potential as a beloved brand and create significant stockholder value over the long-term if it has the benefit of a diverse, experienced and high-integrity Board. That is why we have spent more than a year engaging in good faith with the Company’s current leadership and pursuing further director refreshment.

Unfortunately, Rocky Mountain has been unwilling to collaborate with us on a viable Board refresh that can address our concerns and advance all stakeholders’ interests. This intransigence is particularly disturbing when one considers that the Company’s total shareholder returns are negative over practically every relevant time horizon. In light of these facts, we feel compelled to proceed with a campaign to replace two incumbent directors – including Chair Jeffrey R. Geygan – with two highly qualified and independent female directors. Our candidates – Mary Bradley and Correne Loeffler – possess fresh perspectives and valuable experience in the areas of franchise and retail operations, public company leadership and finance.

We urge all of the Company’s stockholders to vote on the BLUE proxy card to elect our slate and ignite a turnaround following years of dismal performance and subpar governance. If you have already voted Rocky Mountain’s white proxy card or had your vote taken over the telephone by the Company’s proxy solicitor, you have every right to change your vote by voting a later-dated BLUE proxy card. Only your latest-dated vote counts.

Additional Boardroom Change is Needed at the 2022 Annual Meeting Following Continued Underperformance and Governance Lapses

Last year, we ran a campaign – which earned the support of leading independent proxy advisory firms Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC – to address what we felt was an underperforming management team overseeing an ineffective strategy. Our 2021 campaign also exposed the Board’s lack of qualifications, material mismanagement of the Company and its long-standing disregard for sound corporate governance and public company norms. Our efforts ultimately resulted in two new directors being elected to the Board by stockholders.

While the Geygan-dominated Board would like stockholders to believe that it has completely reformed Rocky Mountain over the past year, we believe that significant performance and governance issues persist today:

•	Rocky Mountain’s corporate governance has been shambolic despite recent changes to the composition of the Board. We contend any Board refreshment has occurred primarily due to pressure from stockholders like us who have tired of the status quo of persistent value destruction, subpar investor disclosure, numerous interlocks among directors and executives and a lack of independence in the boardroom.

o	We believe the Company is now effectively controlled by Mr. Geygan, who made multiple indications of interest to take control of the Company last year, and Chief Executive Officer Robert Sarlls, who was initially nominated by Mr. Geygan’s investment firm as a director candidate last year. We question how the Company’s “thorough,” nine-month-long search process for a new Chief Executive Officer ended with Rocky Mountain hiring an apparent friend of Mr. Geygan?[1] This level of interconnectivity suggests Mr. Geygan is disregarding the tenets of sound governance and running the Company like his own private business.

o	We are concerned by the recent departures of highly qualified female directors during Mr. Geygan’s tenure that have resulted in one woman remaining on the Company’s six-member slate. Upon the resignation of then-Chair Elisabeth Charles, why did the Geygan-dominated Board decide to reduce the number of directors instead of replacing her with another independent, highly qualified woman? This bears an unfortunate resemblance to the events that occurred last year following the resignation of former director Mary Thompson. These actions force us to conclude that Mr. Geygan does not value diversity and independent perspectives in the boardroom.

•	Rocky Mountain has repeatedly skirted governance best practices while failing to act in the best interest of all stockholders. Notably, the Board advanced the date of this year’s Annual Meeting by more than 30 days from the anniversary of the 2021 Annual Meeting in what we believe was an apparent attempt to avoid the SEC’s impending universal proxy rules. The Board then rejected our good faith request for the adoption of a universal proxy card, which would have allowed stockholders to pick their preferred candidates from both the Company’s slate and our slate on one card at the 2022 Annual Meeting.

1 Company press release dated May 6, 2022: https://www.accesswire.com/700363/Rocky-Mountain-Chocolate-Factory-Names-Seasoned-Executive-and-Food-Industry-Innovator-Rob-Sarlls-as-Chief-Executive-Officer.

•	The Board has continued to oversee lackluster results. Given the muted sales growth reported in the Company’s recent earnings, in addition to ongoing legal issues with Edible Arrangements, LLC and Immaculate Confection, Ltd., we believe the Board has made little headway in realizing the full potential of the Rocky Mountain brand during Mr. Geygan’s tenure. We contend that our slate will bring the talent and sense of urgency needed to turn around Rocky Mountain for the benefit of all stakeholders.

•	Rocky Mountain still maintains a Board that, in our view, lacks the integrity, independence and industry expertise needed to properly oversee its newly appointed Chief Executive Officer.

o	We do not believe Mr. Geygan is fit to be Chair of the Company in light of his attempts to acquire a control-like stake in Rocky Mountain, lack of prior confectionary industry experience and track record of value destruction at previous companies, including ALCO Stores, Inc. – where an affiliate of his also nominated Mr. Sarlls for election to the board in 2014. After we expressed concerns regarding Mr. Geygan’s role as interim Chair in late 2021, he was swiftly replaced by Ms. Charles only to later be reappointed by the Board as Chair when Ms. Charles determined to depart the Company. It is unclear what drove the Board’s and Nominating and Governance Committee’s apparent change of heart.

o	We do not believe Brett Seabert is qualified to continue serving as a director of the Company given his lack of prior public board experience and relevant industry expertise and low level of ownership despite serving as a director for five years. Furthermore, his close personal relationship with then-Chief Executive Officer and current Chief Financial Officer Bryan Merryman – a fact that was undisclosed to stockholders for too long – leads us to question his objectivity.

In light of the Board’s continued failure to advocate for stockholders’ best interests, we believe it is once again critical for stockholders to send the message that the status quo is unacceptable and elect directors with the independent perspectives and relevant expertise needed to fix Rocky Mountain once and for all.

We Have Nominated the Right Change Agents to Repair Rocky Mountain

We have nominated two independent, female director candidates who possess highly relevant skillsets with fresh perspectives and valuable franchise and retail operations, public company leadership and corporate finance experience:

Mary Bradley is a high-integrity leader in the food retail space with extensive experience in the areas of franchising and chocolate retail operations. If elected to the Board, Ms. Bradley would bring a sorely needed independent perspective and a vision for enhancing the Company’s operations.

•	Currently serves as Senior Vice President, Corporate Clubs at Planet Fitness, Inc. (NYSE: PLNT), a fitness center operator and franchisor.

•	Former Head of Café & Retail for North America, at Godiva Chocolatier, Inc., an international chocolate retailer.

•	Former Vice President of Operations at HoneyGrow, LLC, a private restaurant operator.

•	Previously held various management and operations roles at Peet’s Coffee, a coffee roaster and retailer and subsidiary of JDE Peet’s N.V. and at Starbucks Corporation (NASDAQ: SBUX), a coffee roaster, marketer and retailer.

Correne Loeffler is a public company financial expert with highly relevant expertise in real estate, capital markets and corporate consulting. If elected to the Board, Ms. Loeffler would bring valuable experience in the areas of finance and capital allocation.

•	Currently serves as the interim Chief Financial Officer of Key Energy Services, Inc., a Houston-based oilfield services company.

•	Former Chief Financial Officer of The Howard Hughes Corporation (NYSE: HHC), a real estate development company and management company.

•	Previously served as the Chief Financial Officer at Whiting Petroleum Corporation (NYSE: WLL), an independent energy exploration and production company, and as Vice President, Finance and Treasurer and Interim Chief Financial Officer at Callon Petroleum Company (NYSE: CPE), an independent oil and natural gas company.

•	Former Executive Director in the Corporate Client Banking – Energy Group at JP Morgan Securities, LLC, the investment banking arm of JPMorgan Chase & Co. (NYSE: JPM).

•	Former Consultant for Accenture plc (NYSE: ACN), an Ireland-based multinational professional services company that specializes in information technology and consulting services.

The Board’s Unwillingness to Compromise Validates Our Case for Change

The Company has failed to engage in a substantive, good faith dialogue with us despite repeated attempts. Since he was named Chief Executive Officer in May, Mr. Sarlls has repeatedly delayed, rebuffed and ignored us, further heightening our concerns that Mr. Geygan retains outsized influence over the Company’s leadership. In our decades of investing experience, we cannot recall a Chief Executive Officer who flat-out refuses to have a telephonic conversation with its largest stockholders.

It is now clear to us that the current Board has not been focused on fulfilling its fiduciary responsibilities to stockholders and is unwilling to take the steps necessary to safeguard the future of Rocky Mountain. Last year, the Company reached an agreement that provided Mr. Geygan – then an 8.1% stockholder – with a Board seat and a standstill agreement that lasted less than a year. Today, the Board has rebuffed our attempts to settle for just one Board seat and a one-year standstill agreement despite the fact that our ownership position is more than double the amount of Mr. Geygan’s. We believe it is a flashing red light for stockholders that the Board would reject legitimate settlement offers from its largest investor, choosing instead to drag all stakeholders into yet another distracting and expensive contest in the face of persistent financial underperformance and governance missteps.

We believe more fresh oversight from retail and financial experts is urgently needed in Rocky Mountain’s boardroom to help the Company achieve its full potential. Although we are disappointed by our recent engagement with Rocky Mountain, we will continue to attempt to work constructively with the Board in the best interest of all stockholders. Should we continue to be shut out, however, we are committed to running an election contest and providing stockholders the opportunity to strengthen Rocky Mountain’s Board with two highly qualified directors at this year’s Annual Meeting.

VOTE THE BLUE PROXY CARD TODAY!

Sincerely,

Andrew T. Berger          Bradley L. Radoff

***

Contacts

Longacre Square Partners

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@longacresquare.com / bkirpalani@longacresquare.com

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com